Exhibit 99.8

CONSENT OF J. DOUGLAS RAMSEY

In connection with the filing by YD Bio Limited of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors for YD Bio Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 24, 2025	J. Douglas Ramsey

/s/ J. Douglas Ramsey
Signature